Exhibit 21.1

List of Subsidiaries

Hercules Technology II, L.P.

Hercules Technology III, L.P.

Hercules Technology IV, L.P.

Hercules Technology SBIC Management, LLC

Hercules Funding II, LLC

Hercules Funding III, LLC

Hercules Technology Management Co II Inc.

Hercules Technology Management Co III Inc.

Hercules Technology Management Co V Inc.

Hercules Technology II, LLC

Hercules Capital Funding Trust 2014-1

Hercules Capital Funding 2014-1 LLC

HercGamma, Inc. (1)

HercGamma I, LLC

Deuteros I, LLC

Bearcub Acquisitions LLC

Achilles Technology Management Co., Inc.

Achilles Technology Management Co I, Inc.

Achilles Technology Management Co II, Inc. (1)

(1)

Subsidiary is not consolidated for financial reporting purposes. The Company’s investments are carried on the consolidated statement of assets and liabilities at fair value and are classified as control investments.